Exhibit 10.6

SENIOR UNSECURED LINE OF CREDIT AGREEMENT

THIS SENIOR UNSECURED LINE OF CREDIT AGREEMENT (this “Agreement”) is entered into as of January 18, 2017 (the “Execution Date”), by and between Akcea Therapeutics, Inc., a Delaware corporation (“Akcea”) and Ionis Pharmaceuticals, Inc., a Delaware corporation (“Ionis”).  Each of Akcea and Ionis are sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

1.                                      Akcea has requested that Ionis extend to Akcea a line of credit for Akcea’s benefit.

2.                                      Ionis has agreed to extend such line of credit to Akcea on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement, the Parties, intending to be fully bound, agree as follows:

ARTICLE I. DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified therefor on Schedule 1.

ARTICLE II. CREDIT FACILITY

Section 2.01                             Credit Facility.  Ionis agrees, subject to the terms and conditions set forth in this Agreement and relying on the representations and warranties set forth herein, to make Advances to Akcea during the period from the Execution Date until the earliest of (a) the date Ionis converts the Note to Stock pursuant to Section 2.04, (b) the date Ionis terminates the Credit Facility following the occurrence of an Event of Default, and (c) January 26, 2019, in an aggregate principal amount outstanding plus all accrued and unpaid interest thereon at any time not to exceed $150,000,000 (the “Commitment”). Akcea will execute and deliver to Ionis a Convertible Senior Promissory Note in the maximum amount of the Commitment (the “Note”), prepared in substantially the form attached to this Agreement as Exhibit A and dated as of the Execution Date. The Note will evidence Akcea’s unconditional obligation to repay Ionis for the Total Outstanding Amount as provided herein, either in cash or through conversion of the Note to Stock pursuant to Section 2.04.  Each Advance under the Commitment will be deemed evidenced by the Note, which is deemed by this reference to be incorporated herein and made a part hereof.

Section 2.02                             Making Advances.  Upon fulfilment of the conditions set forth in Article V, Ionis may make an Advance under this Agreement to Akcea as follows:

(a)                                 By the 15th day of each month, Akcea may request by written notice that Ionis make an Advance to Akcea in an amount equal to Akcea’s good faith estimate of its cash needs for the immediately succeeding month in accordance with Akcea’s budget as approved by Ionis.

(b)                                 Ionis will make such Advance to Akcea within ten days of receipt of such written notice to an account mutually agreed to by the Parties.

(c)                                  Each Advance will bear interest at a rate of 4.0% per annum compounded monthly (computed on the basis of the actual number of days elapsed over a year of 365 days).  Any interest so compounded will be capitalized as principal on the date it is so compounded and will be added to the principal amount of the Advance outstanding hereunder and deemed evidenced by the Note.

(d)                                 The Parties agree that the first Advance made by Ionis to Akcea under this Agreement will be in an amount equal to the intercompany balance outstanding between Ionis and Akcea as of December 31, 2016 plus Akcea’s good faith estimate of its cash needs for the month of January 2017.

Section 2.03                             Prepayment.  Akcea may not prepay all or any part of the Credit Facility.

Section 2.04                             Conversion.

(a)                                 At any time Ionis will have the right to require Akcea to convert the Note evidencing the Total Outstanding Amount (as a whole, and not in part) at such time into a number of shares of Series A Preferred Stock equal to the Total Outstanding Amount at such time, divided by a price per share of $7.36 (subject to the same adjustments to the original issue price for the Series A Preferred Stock as set forth in Akcea’s Amended and Restated Certificate of Incorporation).  Such conversion will occur within 5 days of Ionis’ written request. The shares of Series A Preferred Stock Ionis acquires from such conversion will be subject to the same terms and conditions as set forth in that certain Investor Rights Agreement dated December 18, 2015 by and between Ionis and Akcea, with respect to Shares (as defined in such Investor Rights Agreement).

(b)                                 If Akcea completes an IPO, then Akcea will automatically, without any further action by Ionis, convert the Note evidencing the Total Outstanding Amount at such time into a number of shares of Common Stock equal to the Total Outstanding Amount at such time, divided by the IPO price per share of Common Stock.

(c)                                  No fractional shares will be issued upon conversion of the Note into shares of Stock pursuant to this Section 2.04.  If any fractional share of Stock would be delivered upon conversion, Akcea, in lieu of delivering such fractional share, will pay to Ionis in cash the value of such fractional share.

Section 2.05                             Repayment.  If the Total Outstanding Amount is not previously (a) converted pursuant to Section 2.04, or (b) paid by Akcea in accordance with Article VII pursuant to the occurrence of an Event of Default, then Akcea will pay to Ionis on January 26, 2019 the Total Outstanding Amount on such date in cash by wire transfer to a bank account designated by Ionis.

Section 2.6                                    Taxes.  In addition to all other amounts due hereunder, Akcea will pay or reimburse Ionis for any present or future taxes, charges or levies, other than income taxes, that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Loan Document.

ARTICLE III. AKCEA REPRESENTATIONS AND WARRANTIES

Section 3.01                             Representations and Warranties.  Akcea represents and warrants to Ionis as follows:

(a)                                 Organization and Powers.  Akcea: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted; and (iii) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents and to borrow hereunder.

(b)                                 Authorization.  Akcea’s execution, delivery and performance of this Agreement and the other Loan Documents, any borrowing under the Credit Facility, any conversion of the Note, and the payment of the Total Outstanding Amount: (i) have been duly authorized by all requisite corporate action, and (ii) will not (A) violate (1) any provision of any law, statute, rule or regulation applicable to Akcea or Akcea’s certificate of incorporation or bylaws; or (2) any order of any Governmental Authority; (B) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under, any indenture, agreement or other instrument; or (C) result in the creation or imposition of any lien upon any of Akcea’s property or assets.

(c)                                  Enforceability.  Each of this Agreement and the other Loan Documents constitutes a legal, valid and binding obligation of Akcea, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d)                                 Governmental Approvals.  No action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is required in connection with Akcea’s execution, delivery and performance of this Agreement and the other Loan Documents, any borrowing under the Credit Facility, the conversion of the Note, and the payment of the Total Outstanding Amount, other than such filings which may be properly made upon or following conversion of the Note.

(e)                                  Financial Statements.  Akcea’s financial statements for the fiscal year ended 2015, and a more recently ended fiscal year, if available, fairly present Akcea’s financial condition and results of operations for the periods ended on such dates, all in accordance with GAAP.

(f)                                   Event of Default.  There is no event which constitutes an Event of Default.

ARTICLE IV. IONIS REPRESENTATIONS AND WARRANTIES

Section 4.01                             Representations and Warranties.  Ionis represents and warrants to Akcea as follows:

(a)                                 Organization and Powers.  Ionis: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents.

(b)                                 Authorization.  Ionis’ execution, delivery and performance of this Agreement and the other Loan Documents, the making of any Advance under the Credit Facility, and the conversion of the Note: (i) have been duly authorized by all requisite corporate action, and (ii) will not (A) violate (1) any provision of any law, statute, rule or regulation applicable to Ionis or Ionis’ certificate of incorporation or bylaws; or (2) any order of any Governmental Authority;  (B) be in conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument; or (C) result in the creation or imposition of any lien under any of Ionis’ property or assets except in each case where such violation, conflict or lien would not materially impede Ionis’ ability to fully perform its obligations under this Agreement or the other Loan Documents.

(c)                                  Enforceability.  Each of this Agreement and the other Loan Documents constitutes a legal, valid and binding obligation of Ionis, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d)                                 Governmental Approvals.  No action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is required in connection with Ionis’ execution, delivery and performance of this Agreement and the other Loan Documents, the making of any Advance under the Credit Facility, and the conversion of the Note, other than such filings which may be properly made upon or following conversion of the Note.

ARTICLE V. CONDITIONS OF LENDING

Section 5.01                             Conditions Precedent to Each Advance. Ionis’ obligation to incur the Commitment and to make each Advance will be subject to the satisfaction of the following conditions precedent before or concurrently with the making of such Advance:

(a)                                 The following statements will be true (and acceptance by Akcea of the proceeds of such Advance will constitute a representation and warranty by Akcea that on the date of any Advance such statements are true):

i.                                          The representations and warranties of Akcea set forth in Article III are correct on and as of the date of any Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

ii.                                             No event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes an Event of Default; and

(b)                                 Ionis will have received such approvals and documents as Ionis may reasonably request.

ARTICLE VI.  AKCEA COVENANTS

Section 6.01                             Affirmative Covenants. Akcea covenants and agrees with Ionis that so long as this Agreement will remain in effect or any amount owed hereunder will be unpaid, Akcea will:

(a)                                 Compliance with Law. Comply in all material respects, with all applicable laws, rules, regulations and orders.

(b)                                 Conduct Business in the Ordinary Course.  Conduct its business in the ordinary course consistent with historical practices.

(c)                                  Keeping of Books.  Keep proper books of record and account, in which full and correct entries will be made of all financial transactions and Akcea’s assets and business in accordance with GAAP.

(d)                                 Further Assurances.  Take any action reasonably requested by Ionis to carry out the intent of this Agreement and the other Loan Documents.

Section 6.02                             Negative Covenants. Akcea covenants and agrees with Ionis that so long as this Agreement will remain in effect or any amount owed hereunder will be unpaid, Akcea will not:

(a)                                 Change in Nature of Business.  Make any material change in the nature of its business to a business other than development and commercialization of therapeutics.

(b)                                 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, unless incurred in the ordinary course of business or Ionis otherwise consents in writing.

ARTICLE VII. EVENTS OF DEFAULT

Section 7.01                             Events of Default.  If any of the following events (each an “Event of Default”) will occur and be continuing:

(a)                                 Akcea will fail to pay any principal of or interest on any Advance when the same becomes due and payable; or Akcea will fail to make any other payment of fees or other amounts payable under this Agreement or any other Loan Document when the same becomes due and payable;

(b)                                 Any representation or warranty made by Akcea herein or in connection with this Agreement or any other Loan Document, will prove to have been incorrect or misleading in any material respect when made or as of the date of any Advance;

(c)                                  Akcea will fail to perform or observe any covenant or other agreement contained in this Agreement or any other Loan Document, and such failure will continue for a period of 30 days after the earlier of (i) the date on which such failure will first become known to any officer of Akcea, or (ii) the date on which written notice thereof is given to Akcea by Ionis;

(d)                                 Akcea will commence an Insolvency Proceeding; or

(e)                                  An Insolvency Proceeding will be commenced against Akcea and (i) Akcea consents to the institution of such Insolvency Proceeding, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of filing, (iv) an interim trustee is appointed to take possession of or to operate all or a substantial portion of Akcea’s assets or business, or (v) an order for relief will have been issued or entered therein;

then, to the extent permitted by applicable law, Ionis may (x) declare its obligation to make Advances to be terminated, (y) declare the Total Outstanding Amount be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Akcea (where in such event Akcea will immediately pay the Total Outstanding Amount to Ionis), and (z) take any or all other remedial action permitted by applicable law.

ARTICLE VIII. SENIORITY

The Parties acknowledge and agree that the obligations evidenced by this Agreement and the other Loan Documents are hereby made expressly senior obligations of Akcea and will not be subject or subordinate in right of payment to the prior payment of any other obligations of Akcea, whether now existing or hereafter created or incurred.

ARTICLE IX.  MISCELLANEOUS

Section 9.01                             Notices. Except as otherwise expressly provided herein, notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service or sent by email, as follows:

(a)                                 If to Ionis:                                                                                      2855 Gazelle Court

Carlsbad, California 92010

Attention: Chief Financial Officer

(b)                              If to Akcea:                              55 Cambridge Parkway

Cambridge, MA 02142

Attention: Chief Executive Officer

All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or on the date sent if sent by email to such Party as provided in this Section or in accordance with the latest unrevoked direction from such Party given in accordance with this Section.

Section 9.02                             Survival of Agreement.  All covenants, agreements, representations and warranties made by Akcea herein and any other Loan Document will be considered to have been relied upon by Ionis and will survive the execution and delivery of this Agreement and the other Loan Documents, and the making of any Advance, regardless of any investigation made by Ionis or knowledge of Ionis, and will continue in full force and effect as long as the principal or any accrued interest on any Advance or any fee or other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitment has not been terminated or expired.

Section 9.03                             Costs and Expenses.  Akcea further agrees to pay on demand all of Ionis’ fees, costs and expenses (including reasonable attorney fees and expenses), if any, in connection with the enforcement of this Agreement and the other Loan Documents.  Ionis’ rights under this Section are in addition to other rights and remedies that Ionis may have.

Section 9.04                             Successors and Assigns.

(a)                                 Neither Party will assign or delegate any of its rights and duties hereunder without the prior written consent of the other Party, and any attempt so to assign or delegate will be void.

(b)                                 Subject to Section 9.04(a), whenever in this Agreement one of the Parties is referred to, such reference will be deemed to include the successors and assigns of such Party, and all covenants, promises and agreements by or on behalf of a Party that are contained in this Agreement will bind and inure to the benefit of its successors and assigns.

Section 9.05                             Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

Section 9.06                             Waivers; Amendment.

(a)                                 No failure or delay of Ionis in exercising any power or right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Ionis’ rights and remedies hereunder are cumulative and are not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom will in any event be effective unless the same will be permitted by Section 9.06(b) below, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Akcea and Ionis.

Section 9.07                             Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. The Parties will endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic, and legal, effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.08                             Counterparts.  This Agreement and any other Loan Document may be executed in two or more counterparts, each of which will constitute an original but all of which when taken together will constitute but one contract.  Delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by facsimile or other electronic means will be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document, as applicable.

Section 9.09                             Headings.  Article and Section headings used herein are for convenience only, and do not constitute a part of this Agreement.

Section 9.10                             Right of Setoff.  If a failure of Akcea to pay any amounts due and payable pursuant to this Agreement or any other Loan Document, will have occurred and be continuing, Ionis is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all monetary obligations at any time owing by Ionis to Akcea now or hereafter existing against the Total Outstanding Amount or any amounts due and payable pursuant to this Agreement or any other Loan Document.  Ionis agrees to promptly notify Akcea after such setoff and application, but the failure to give such notice will not affect the validity of such setoff and application. Ionis’ rights under this Section are in addition to other rights and remedies (including other rights of setoff) which it may have.

Section 9.11                             Terms Generally.  The definitions in Schedule 1 will apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos
Name: Paula Soteropoulos
Title: President & CEO

IONIS PHARMACEUTICALS, INC.

By:	/s/ Elizabeth L. Hougen
Name: Elizabeth L. Hougen
Title: CFO

SCHEDULE 1

As used in the Agreement, the following terms shall have the following definitions:

“Advance” means an advance made pursuant to the Credit Facility by Ionis to Akcea under Article II.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Commitment” has the meaning assigned to such term in Section 2.01.

“Common Stock” means the shares of common stock issued by Akcea from time to time.

“Credit Facility” means the line of credit facility extended by Ionis to Akcea hereunder.

“Event of Default” has the meaning assigned to such term in Article VII.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Indebtedness” as to Akcea means (i) all obligations of Akcea for borrowed money, (ii) all obligations of Akcea evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (iii) all obligations or liabilities of others secured by a lien on any asset of Akcea, irrespective of whether such obligation or liability is assumed, (iv) all obligations of Akcea to pay the deferred purchase price of assets, and (v) any obligation of Akcea guaranteeing or intended to guarantee any obligation of any other person or entity that constitutes Indebtedness.

“Insolvency Proceeding” means any proceeding commenced by or against any person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“IPO” means the initial registered public offering of equity securities of Akcea pursuant to Form S-1 of the Securities and Exchange Commission.

“Loan Document” means this Agreement, the Note and any other document entered into in connection herewith, in each case as amended, supplemented, or otherwise modified from time to time.

“Note” has the meaning assigned to such term in Section 2.01.

“Series A Preferred Stock” means the shares of Series A Preferred Stock issued by Akcea from time to time pursuant to Akcea’s Amended and Restated Certificate of Incorporation.

“Stock” means Common Stock and/or Series A Preferred Stock.

“Total Outstanding Amount” means, at any time, the aggregate outstanding principal amount of all Advances at such time together with all accrued and unpaid interest, fees, costs and expenses at such time.

EXHIBIT A

THIS CONVERTIBLE SENIOR PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE SENIOR PROMISSORY NOTE

$150,000,000                                                                                                                                       January 18, 2017

FOR VALUE RECEIVED, AKCEA THERAPEUTICS, INC., a Delaware corporation (“Akcea”), promises to pay to IONIS PHARMACEUTICALS, INC., a Delaware corporation (“Ionis”), in immediately available funds, the Total Outstanding Amount in the manner set forth in the Credit Agreement (as defined below).

This Convertible Senior Promissory Note (this “Note”) is the promissory note referred to in and is executed and delivered in connection with that certain Senior Line of Credit Agreement dated as of even date herewith and executed by Akcea in favor of Ionis (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”). The terms and conditions of the Credit Agreement are hereby incorporated herein by this reference. All capitalized terms used herein and not otherwise defined herein will have the respective meanings given to them in the Credit Agreement.

1.             Credit Facility. Advances made under the Credit Agreement will be disbursed as provided in the Credit Agreement. At the time of any borrowing by Akcea under the Credit Agreement or capitalization of any interest on the Advances, Ionis will make or cause to be made an appropriate notation on Exhibit A attached hereto reflecting the amount of such borrowing or capitalization. The outstanding amount of this Note set forth on such Exhibit A will be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, will not limit or otherwise affect the obligations of Akcea to make payment of principal or interest on this Note or to convert the same when due.  Any payment hereunder will be in lawful money of the United States of America and will be applied first to accrued and unpaid interest, and thereafter to principal.

2.             Conversion. This Note is convertible into Shares under certain circumstances in accordance with Section 2.04 of the Credit Agreement.

3.             Event of Default. Upon the occurrence of an Event of Default, Ionis will have the option to declare all unpaid principal, accrued interest and other amounts owing hereunder to become immediately due, payable and collectible by Ionis pursuant to applicable law, all as provided in the Credit Agreement.  Upon the occurrence of an Event of Default, Akcea will pay all reasonable attorneys’ fees and court costs incurred in enforcing and collecting this Note.

4.             Repayment. If this Note is not previously (a) converted in accordance with the terms of Section 2.04 of the Credit Agreement, or (b) paid in accordance with Article VII of the Credit Agreement pursuant to the occurrence of an Event of Default, then the Total Outstanding Amount on January 26, 2019 will become fully due and payable on such date.

5.             Seniority. The indebtedness evidenced by this Note are hereby made expressly senior obligations of Akcea and will not be subject or subordinate in right of payment to the prior payment of any other obligation of Akcea, as set forth in Article VIII of the Credit Agreement.

6.             Waiver. Akcea waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

7.             Governing Law. This Note will be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

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IN WITNESS WHEREOF, Akcea has caused this Note to be executed as an instrument under seal by its duly authorized officer as of the date first set forth above.

AKCEA THERAPEUTICS, INC.

By:
Name:
Title:

EXHIBIT A

DATE	ADVANCES	ACCRUED INTEREST	TOTAL OUTSTANDING AMOUNT